Exhibit 5.1

Eversheds B.V.
De Cuserstraat 85a
1081 CN Amsterdam
Postbus/PO Box 7902
1008 AC Amsterdam
Netherlands

T: +31 20 5600 600
F: +31 20 5600 500

eversheds.nl

Personal and confidential Merus N.V.	Date : 20 May 2016 Our ref: 42898.0031
Attn. Mrs. S. Margetson
Padualaan 8	Direct tel: +31 20 5600 635
3584 CH UTRECHT	Email: tomvanwijngaarden@eversheds.nl

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of common shares in the capital of the Issuer

1. Introduction

We have acted as counsel as to matters of Netherlands law to Merus N.V., a public company incorporated under the laws of the Netherlands having its registered office (statutaire zetel) in Utrecht, the Netherlands and its principal place of business at Padualaan 8, 3584 CH Utrecht, the Netherlands (the “Issuer”) in connection with the proposed issuance by the Issuer of up to 3,543,037 common shares pursuant to the Option Plans (the “Option Shares”). The Option Shares are included in a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2016 (the “S8 Registration Statement”).

Certain terms used in this opinion letter and not defined above are defined in Annex 1 (Definitions).

2. Dutch Law

This opinion letter is limited to Dutch law in effect on the date of this opinion letter. It (including all terms used in it) is to be construed in accordance with Dutch law.

3. Scope of Inquiry

For the purpose of this opinion letter, we have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1 A copy of:

(a)	the S8 Registration Statement;

(b)	the Merus 2010 Employee Option Plan, as amended; and

(c)	the Merus N.V. 2016 Incentive Award Plan.

3.2

A copy of:

(a)	the Issuer’s deed of incorporation and articles of association as provided by the Chamber of Commerce;

Eversheds B.V. is a member of Eversheds International Limited

Eversheds is the trade name of Eversheds B.V., having its registered office in Amsterdam, the Netherlands, and registered in the Trade Register under number 34172642. All our services are based on an engagement agreement with Eversheds B.V. and are subject to our general terms and conditions, including a limitation of liability. The general terms and conditions are available on our website: www.eversheds.nl/en/about/general_conditions/ and filed with the Chamber of Commerce in Amsterdam. A copy will be sent to you free of charge upon request. Attorney-trust account ING Bank NL14INGB0662764102. Notarial designated account Volders Goedvolk ING Bank NL84INGB0664375952.

(b)	the Excerpt; and

(c)	the Shareholders Register.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion letter.

Our examination has been limited to the text of the documents mentioned in paragraph 3 of this opinion letter.

4. Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.2	The S8 Registration Statement has been filed with the Commission in the form referred to in this opinion letter.

4.3	The Option Shares will have been validly accepted by the subscriber for them.

5. Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, we are of the following opinion:

5.1

(a)	When issued pursuant to a validly signed deed of issuance and upon payment in accordance with that deed of issuance, the Option Shares will have been validly issued and will be fully paid and nonassessable.[1]

6. Reliance

6.1

This opinion is an exhibit to the S8 Registration Statements and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed to any person other than as an Exhibit to (and therefore together with) the S8 Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2

Each person relying on this opinion agrees, in so relying, that only Eversheds B.V. shall have any liability in connection with this opinion letter, that this opinion letter and all liability and other matters relating to this opinion letter shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion letter.

6.3

The Issuer may file this opinion letter as an exhibit to the S8 Registration Statement.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

Yours faithfully,

/s/ Tom van Wijngaarden

Tom van Wijngaarden

For

Eversheds B.V.

Annex 1 – Definitions

In this opinion:

“Chamber of Commerce” means the Chamber of Commerce (kamer van koophandel) of the place where the Issuer has its principal place of business.

“Dutch law” means the law directly applicable in the Netherlands.

“Excerpt” means a trade register excerpt relating to the Issuer provided by the Chamber of Commerce and dated at the date of this opinion letter.

“Merus 2010 Employee Option Plan” means the Merus N.V. 2010 Employee Option Plan, as amended, filed as Exhibit 10.1.1 to Amendment No. 3 of the Issuer’s Registration Statement on Form F-1, filed on May 9, 2016.

“Merus N.V. 2016 Incentive Award Plan” means the Merus N.V. 2016 Incentive Award Plan filed as Exhibit 10.2 to Amendment No. 3 of the Issuer’s Registration Statement on Form F-1, filed on May 9, 2016.

“Option Plans” means the Merus 2010 Employee Option Plan and the Merus N.V. 2016 Incentive Award Plan jointly.

“Registration” means the registration of the Option Shares with the Commission under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders register.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.